CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Tix Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the registration of 1,060,000 shares of common stock of Tix Corporation, of our report dated March 20, 2008, relating to the consolidated financial statements of Tix Corporation as of December 31, 2007 and 2006 which appear in the Company’s report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2008.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.
Certified Public Accountants

Los Angeles, California
June 13, 2008